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                                                                      Exhibit 11

                           STATER BROS. HOLDINGS INC.
                    CALCULATION OF EARNINGS PER COMMON SHARE
                                   (UNAUDITED)
          (IN THOUSANDS, EXCEPT NUMBER OF SHARES AND PER SHARE AMOUNTS)



                                                              13 Weeks Ended
                                                          ------------------------
                                                          Dec. 27,         Dec. 26,
                                                           1998             1999
                                                          -------          -------
Net income .....................................          $ 2,287          $ 1,852
Less preferred dividends .......................                -                -
                                                          -------          -------

Net income available to common shareholders ....          $ 2,287          $ 1,852
                                                          =======          =======

Earnings per common share ......................          $ 45.74          $ 37.04
                                                          =======          =======

Average common shares outstanding ..............           50,000           50,000
                                                          =======          =======

Common shares outstanding at end of period .....           50,000           50,000
                                                          =======          =======



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